Exhibit 99

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	Financial Dynamics Investors: Eric Boyriven, Alexandra Tramont For Immediate Release Media: Evan Goetz 212-850-5600

L-3 COMMUNICATIONS PROMOTES RALPH G. D’AMBROSIO
 TO CHIEF FINANCIAL OFFICER

NEW YORK, NY, January 18, 2007 — L-3 Communications (NYSE: LLL) announced that Ralph G. D’Ambrosio has been appointed as Chief Financial Officer (CFO), effective today. The CFO position was formerly held by Michael T. Strianese, who serves as President and Chief Executive Officer of L-3.

‘‘Ralph has been an integral part of the L-3 team since our founding in 1997,’’ said Mr. Strianese. ‘‘Over the years, he has played an invaluable role in ensuring that we achieve our financial goals and has worked closely with L-3’s senior management team and with our businesses to help set the corporation on the path of future growth. Ralph has the proven skills, experience and knowledge of L-3 necessary to help the company continue to grow and create shareholder value. We look forward to his increased contributions in his new position.’’

Mr. D’Ambrosio joined L-3 Communications in August of 1997, and has served in various roles of increasing responsibility within the company’s finance department. He most recently served as L-3’s Vice President of Finance and Principal Accounting Officer. Prior to joining L-3 Communications he was a senior manager in the Accounting and Auditing department at Coopers & Lybrand, LLP.

A summa cum laude graduate of Iona College, Mr. D’Ambrosio received a Bachelor of Business Administration in 1989. He received his Master of Business Administration, with honors, from the Stern School of Business at New York University in 1997. Mr. D’Ambrosio is also a Certified Public Accountant.

L-3 Communications Promotes Ralph D’Ambrosio to Chief Financial Officer    Page 2

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, intelligence systems, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company’s web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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